Exhibit 77Q1(e)

Addendum to Management Agreement
between Lord Abbett Municipal Income
Fund, Inc., and
Lord, Abbett & Co. LLC
Dated: May 15, 2015

      Effective May 15, 2015, Lord, Abbett &
Co. LLC and Lord Abbett Municipal Income
Fund, Inc., on behalf of its series, Lord Abbett
Short Duration High Yield Municipal Bond Fund
(the "Fund"), do hereby agree that the annual management fee rate for the Fund stated in paragraph 2 of the management agreement dated
December 15, 1994 ("Management Agreement") shall be amended as follows:

		0.40% on the first $2 billion of
average daily net assets;
		0.375% on the next $1 billion of
average daily net assets; and
		0.35% on the Fund's average
daily net assets over $3 billion.

	For purposes of Section 15 (a) of the
Investment Company Act of 1940, this
Addendum and the Management Agreement
shall together constitute the investment advisory contract of the Fund.

LORD ABBETT MUNICIPAL INCOME FUND, INC.

By: /s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary
LORD, ABBETT & CO. LLC


By: /s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

Dated: May 15, 2015





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